                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                         RESOURCE ASSET INVESTMENT TRUST
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                        RESOURCE ASSET INVESTMENT TRUST
                              1845 Walnut Street
                                  10th Floor
                            Philadelphia, PA 19103

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                August 25, 2000


To the Shareholders of RESOURCE ASSET INVESTMENT TRUST:


     Notice is hereby given that the annual meeting of shareholders of RESOURCE ASSET INVESTMENT TRUST, a Maryland real estate investment trust (the "Company"), will be held at 1521 Locust Street, 8th Floor, Philadelphia, Pennsylvania, on Wednesday, September 13, 2000, at 10:00 A.M., Philadelphia time for the following purposes:


     1. To re-elect each of the trustees to serve until the next annual meeting of shareholders in 2001.


     2. To change the Company's name to RAIT Investment Trust.


     3. To ratify the selection of Grant Thornton LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 2000.


     4. To transact such other business as may properly be brought before the meeting and any adjournments thereof.


     Only shareholders of record on the books of the Company at the close of business on August 15, 2000 will be entitled to notice of and to vote at the meeting or any adjournments thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at the offices of the Company at 1845 Walnut Street, Philadelphia, Pennsylvania 19103. The stock transfer books will not be closed.


     SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.


                                            By order of the Board of Trustees
                                            Jonathan Z. Cohen, Secretary
                                            August 25, 2000

                        RESOURCE ASSET INVESTMENT TRUST
             1845 Walnut Street 10th Floor   Philadelphia, PA 19103
                             ---------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            ---------------------
                                    GENERAL



Introduction


     The annual meeting of shareholders of Resource Asset Investment Trust (the "Company") will be held on Wednesday, September 13, 2000, at 10:00 A.M., Philadelphia time, at 1521 Locust Street, 8th Floor, Philadelphia, Pennsylvania 19102 for the purposes set forth in the accompanying notice. Only shareholders of record at the close of business on August 15, 2000 will be entitled to notice of and to vote at such meeting.

     This statement is furnished in connection with the solicitation by the Board of Trustees of the Company (the "Board of Trustees") of proxies from holders of the Company's common shares of beneficial interest ("Common Shares") to be used at such meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the meeting and any and all adjournments thereof.

     This proxy statement and the accompanying form of proxy will be sent on or about August 25, 2000 to shareholders of record as of August 15, 2000.


Revocation of Proxy


     If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at its Philadelphia address stated herein, by submitting a later dated proxy or by attending the meeting and voting in person.


Expenses and Manner of Solicitation


     The cost of soliciting proxies, which is not expected to exceed $15,000, will be borne by the Company. Proxies may be solicited by trustees, officers and regular employees of the Company either personally, by letter or by telephone. Such trustees, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Shares.

                             VOTING AT THE MEETING

     The Company has an authorized capitalization of 225,000,000 shares of beneficial interest, consisting of 200,000,000 Common Shares, par value $.01 per share, and 25,000,000 preferred shares of beneficial interest, par value $1.00 per share ("Preferred Shares"). Of such authorized capitalization, 6,256,851 Common Shares were outstanding as of July 31, 2000. At the annual meeting, only those holders of Common Shares at the close of business on the record date will be entitled to vote. Each holder is entitled to one vote per share on each matter of business properly brought before the meeting.

     The presence in person or by proxy of holders of the Company's outstanding Common Shares representing not less than a majority of the outstanding Common Shares will constitute a quorum. The affirmative vote in person or by proxy of a majority of the outstanding Common Shares will be necessary for the election of trustees, the approval of the proposed name change, the ratification of Grant Thornton LLP as independent certified public accountants and all other business properly brought before the meeting.

     Abstentions may be specified on the election of each of the nominated trustees and on any other properly presented business. Common Shares abstaining from the election of any of the nominated trustees or any other proposal will be considered present and entitled to vote for purposes of determining the existence of a quorum.

     Since the affirmative vote of holders of Common Shares entitled to cast a majority of all the votes entitled to be cast is necessary for the election of trustees, the approval of the proposed name change and the approval of the appointment of independent certified public accountants, abstentions with respect to any proposal, including broker non-votes, will have the same effect as a vote "against" the proposal. Any proxy not specifying to the contrary will be voted FOR: (1) the election of the specified trustees, (2) change of the Company's name to RAIT Investment Trust and (3) the ratification of the selection of Grant Thornton LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 2000.

     A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy delivered with respect to such shares that it does not have discretionary authority to vote on that matter, those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast "for" or "against" the matter.


                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of Common Shares owned, as of July 31, 2000, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding Common Shares, (b) each of the Company's present trustees, (c) each of the Company's present executive officers, and (d) all of the Company's present executive officers and trustees as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

                                                                             Common Shares
                                                                        ----------------------
                                                                         Amount and Nature of     Percent
                                                                         Beneficial Ownership     of Class
Beneficial Owner                                                        ----------------------   ---------
Trustees: (1)
Betsy Z. Cohen .....................................................          205,937(2)            3.3%
Jonathan Z. Cohen ..................................................           12,261(3)(4)           *
Joel R. Mesznik ....................................................            3,500(3)              *
Daniel Promislo ....................................................            1,500(3)              *
Edward S. Brown ....................................................               --                --
Peter Albert .......................................................               --                --

Executive Officers: (1)
Jay R. Cohen .......................................................           54,778(5)              *
Ellen J. DiStefano .................................................           21,584(6)              *

All trustees and executive officers as a group (7 persons) .........          299,559               4.8%

Other owners of 5% or more of outstanding Common Shares: (7)
Resource America, Inc. ("RAI") .....................................          835,937              13.4%
Cobalt Capital Management, Inc. ....................................          475,565(8)            7.6%
FBR Asset Investment Corporation ...................................          344,575(9)            5.5%

------------
*Less than 1%

(1) The address for each trustee and executive officer is 1845 Walnut Street, 10th floor, Philadelphia, Pennsylvania 19103

(2) Includes 100 shares directly held by Mrs. Cohen; 893 shares held in the Company's Cash and Deferred Savings Plan (the "401(k) Plan") for the benefit of Mrs. Cohen; 17,852 shares held by an individual retirement account ("IRA") for the benefit of Mrs. Cohen; 41,801 shares held as trustee of a charitable foundation; 23,659 shares held in an IRA account for the benefit of Mrs. Cohen's spouse, Edward E. Cohen; and 121,632 shares issuable upon exercise of options granted under the 1997 Stock Option Plan. Excludes shares held by Resource America, Inc., of which Edward E. Cohen is Chairman and Chief Executive Officer.

(3) Includes 500 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

(4) Includes 10,750 shares held directly by Mr. Cohen and 511 shares held in a 401(k) account for his benefit.

(5) Includes 2,208 shares held in an IRA account for the benefit of Mr. Cohen; 17,000 shares held jointly by Mr. Cohen and his spouse; 6,441 shares held in an IRA account for the benefit of Mr. Cohen's spouse; 2,100 shares held in Mr. Cohen's 401(k) account; and 27,029 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

(6) Includes 1,000 shares held by Mrs. DiStefano jointly with her spouse; 1663 shares held in a 401(k) account for the benefit of Mrs. DiStefano; and 18,921 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

(7) Includes shares held by entities managed by the named persons. The address for Resource America, Inc. is 1521 Locust Street, Philadelphia, Pennsylvania 19102; the address for FBR Asset Investment Corporation is 1001 19th Street, North, Arlington, Virginia 22209; and the address for Cobalt Capital Management, Inc. is 237 Park Avenue, Suite 801, New York, New York 10012.

(8) Information based on Schedule 13G of Cobalt Capital Management, Inc. filed February 15, 2000.

(9) Information based on Schedule 13G of FBR Asset Investment Corporation filed February 15, 2000.

                       PROPOSAL 1. ELECTION OF TRUSTEES


Trustees

     The By-Laws of the Company provide that the number of trustees shall be fixed by resolution of the Board of Trustees, provided that there shall be a minimum of three and a maximum of nine trustees. During fiscal 1998, the Board of Trustees fixed the number of trustees at six. All trustees are elected for a term of one year or until their successors are elected and qualified. The Nominating Committee of the Board of Trustees has renominated Mrs. Cohen and Messrs. Albert, Brown, Cohen, Mesznik and Promislo for re-election at the 2000 annual meeting for a term to expire at the 2001 annual meeting or until their successors are elected or appointed. Each Trustee began his or her service in 1997 except Mr. Brown who began in 1999 and Mr. Albert who began in 2000.

     It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the re-election of all of the current trustees. Should any of the nominees become unable or refuse to accept nomination or election as a trustee, it is intended that the persons named as proxies will vote for the election of such other person as the Nominating Committee of the Board of Trustees may recommend. The Board of Trustees knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

     Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the nominees except that Jonathan Z. Cohen, who is currently a trustee and Secretary of the Company, is the son of Betsy Z. Cohen, Chairman of the Board of Trustees, Chief Executive Officer, Chief Operating Officer and President of the Company. Additionally, Jay R. Cohen, Executive Vice President of the Company, is a cousin of Mrs. Cohen.

Names of Trustees, Principal
Occupations and Other Information

     Betsy Z. Cohen, 58, Chairman, Chief Executive Officer, Chief Operating Officer, President and trustee of the Company. Mrs. Cohen has also served as a Director of Hudson United Bancorp (bank holding company) the successor to JeffBanks, Inc. Prior to the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen had been Chairman and Chief Executive Officer of JeffBanks, Inc. since its inception in 1981 and also as Chairman and Chief Executive Officer of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (bank holding company) and its predecessor, Dominion Bankshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a Senior Partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (an insurance company), The Maine Merchant Bank, LLC and is a trustee of Corporate Office Properties Trust.

     Jonathan Z. Cohen, 30, Secretary and trustee of the Company. Mr. Cohen has been a Vice President of Resource America, Inc. (the sponsor of the Company) since December 1997 and Vice Chairman of its subsidiary, Atlas America, Inc., since 1998. See "Certain Relationships and Related Party Transactions." Previously, from 1994, he was the Chief Executive Officer of Blue Guitar Films (a feature film production company which he founded).

     Joel R. Mesznik, 54, a trustee of the Company. Mr. Mesznik has been President of Mesco Ltd. (a corporate financial advisory firm) since 1990. From 1976 to 1990, Mr. Mesznik was affiliated with Drexel Burnham Lambert, Inc. including, from 1976 to 1987, serving as head of its Public Finance Department. Mr. Mesznik is the general partner of several private real estate limited partnerships.

     Daniel Promislo, 67, a trustee of the Company. Mr. Promislo has been Managing Director (from 1996 to date) and past partner (from 1977 to 1994) of Wolf, Block, Schorr and Solis-Cohen (a Philadelphia law firm). Since 1991, he also has been President and a director of Historical Documents Co. and Historic Souvenir Co. (souvenir manufacturers). From 1994 to date, he has served as a director, and from 1996 to October 1997 was the Chairman of the Board of Directors, of WHYY, Inc. (the principal public television station in the Philadelphia metropolitan area).

     Edward S. Brown, 59, a trustee of the Company. Mr. Brown has been President of The Edward S. Brown Group (a real estate development company) since 1985.

     S. Peter Albert, 60, a trustee of the Company. Mr. Albert was named a Senior Vice President of Hudson United Bancorp and the Vice-Chairman of the Jefferson Bank Division of Hudson United Bank in 1999 following the acquisition by Hudson United Bancorp of JeffBanks, Inc., of which Mr. Albert was the Vice-Chairman since 1996. Mr. Albert was an Executive Vice President of NFL Films (a film production company) from 1991 to 1994.


Non-Trustee Executive Officers

     Jay R. Cohen, 59, was elected in October 1997 to serve as Executive Vice President of the Company. From 1995 through September 1997, Mr. Cohen was Executive Vice President and treasurer of CRIIMI MAE, Inc., Rockville, Maryland, a REIT investing in mortgage loans. Prior thereto, from 1983, Mr. Cohen served in various executive capacities with predecessor REITs to CRIIMI MAE, including service as Executive Vice President and Treasurer of CRI Insured Mortgage Association, Inc., CRI Liquidating REIT, Inc. and Capital Housing and Mortgage Partners, Inc. During such period, Mr. Cohen also served as President of Crico Mortgage Company, Inc., a manager of REITs and master limited partnerships. Subsequent to Mr. Cohen becoming Executive Vice President of the Company, CRIIMI MAE filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 5, 1998.

     Ellen J. DiStefano, 35, a certified public accountant, was elected in October 1997 to serve as Chief Financial Officer of the Company and also has served as Vice President of the Company since December 1998. From 1992 to August 1997, Ms. DiStefano was Chief Financial Officer of Brandywine Construction & Management, Inc., a Philadelphia, Pennsylvania based national manager and developer of commercial, multifamily residential, office and hotel properties. See "Certain Relationships and Related Party Transactions."


Trustee Compensation

     Each independent trustee of the Company was paid a retainer of $10,000 during fiscal 1999. Each independent trustee was also paid $1,000 for each meeting of the Board of Trustees that he attended in person and $500 for each committee meeting attended in person. Independent trustees were also paid an additional $500 for each meeting of a committee that they attended in person and for which they presided as chairman. Mr. Jonathan Z. Cohen was also paid $25,000 for his services as Secretary of the Company. A total of $61,000 was paid to the independent trustees during fiscal 1999 or attendance at Board and committee meetings. During 1999, each independent trustee was awarded options to acquire 10,000 Common Shares at a price of $10.75 per Common Share.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, trustees, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

     Based solely on its review of the reports received by it, or representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal 1999, its officers, trustees and greater than ten percent shareholders complied with all applicable filing requirements.


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Trustees (the "Compensation Committee"), consisting of Mrs. Cohen and Messrs. Promislo, Brown and Mesznik, makes determinations regarding the compensation of the Company's executive officers. None of the Committee members besides Mrs. Cohen is an employee or former employee, of the Company. No executive officer of the Company was a director or compensation committee member of an entity, any of whose executive officers served on the Company's Board or Compensation Committee.

Information Concerning the Board of Trustees and Certain Committees


     The Board of Trustees held a total of four meetings during fiscal 1999. Each of the trustees attended all meetings of the Board and all meetings of committees on which they served during fiscal 1999. Standing committees of the Board of Trustees are the Audit Committee, Compensation Committee, Investment Committee and Nominating Committee.

     The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, selects and recommends to the Board of Trustees the engagement of independent accountants and reviews the adequacy of the Company's internal controls. The Committee met twice during fiscal 1999. Members of the Committee are Messrs. Brown, Promislo and Mesznik.

     The Compensation Committee establishes and monitors compensation levels for officers of the Company and administers the 1997 Stock Option Plan. The Committee held one meeting during fiscal 1999. Members of the committee are Mrs. Cohen and Messrs. Brown, Mesznik and Promislo. Mrs. Cohen abstains from voting on, and is not present during Committee discussions of, her compensation.

     The Investment Committee reviews all current management investment practices and evaluates and monitors all existing and proposed Company investments. The Committee held eight meetings during fiscal 1999. All of the trustees are members of the Investment Committee.

     The Nominating Committee recommends persons for nomination as trustees of the Company. The Committee met once during fiscal 1999. The Committee will consider nominees recommended by security holders for the 2001 annual meeting if submitted in writing to the Secretary of the Company prior to April 27, 2001. Members of the committee are Mrs. Cohen and Messrs. Brown and Mesznik.


Executive Officer Compensation


     The following tables set forth certain information concerning the compensation paid or accrued by the Company during each of the last three fiscal years since its formation in 1997, to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000.


                                                                                              Long-Term Compensation(1)
                                                                Annual Compensation                     Awards
                                                        -----------------------------------   --------------------------
                                                                                                 Securities        All
                                                                                                 Underlying       Other
                                                         Year     Salary ($)     Bonus ($)     Options (#)(2)     ($)(3)
                                                        ------   ------------   -----------   ----------------   -------
Betsy Z. Cohen ......................................   1999        300,000       100,000           50,000          500
 Chairman, Chief Executive Officer,                     1998        262,500        50,000          261,526          433
 President & Chief Operating Officer                    1997              0             0                0            0

Jay J. Eisner(4) ....................................   1999        200,000       100,000           40,000        2,500
 President and COO                                      1998        162,500        50,000           87,175        2,500
                                                        1997              0             0                0            0

Jay R. Cohen ........................................   1999        204,200        35,000           20,000        2,500
 Executive Vice President                               1998        200,000        25,000           58,117        2,500
                                                        1997              0             0                0            0

Ellen J. DiStefano ..................................   1999        154,300        25,000           20,000        2,500
 Vice President and Chief Financial Officer .........   1998        127,500        20,000           40,682        2,500
                                                        1997              0             0                0            0

------------
(1) Except for the 1997 Stock Option Plan and 401(k) Plan reported elsewhere in this table, the Company does not have long-term incentive plans or pension or profit sharing plans.

(2) Reflects shares awarded under the 1997 Stock Option Plan, none of which have been exercised to date.

(3) All amounts are matching payments made by the Company under the 401(k)
    Plan.

(4) Jay J. Eisner resigned on April 7, 2000.


Option Grants and Exercises in Last Fiscal Year and Year-end Option Values

     The following table sets forth the number of options granted during fiscal 1999 to the executive officers listed in the Summary Compensation Table.

                                                    Individual Grants                          Grant Date Value
                              --------------------------------------------------------------  -----------------
                                  Number of          % of Total
                                  Securities      Options Granted    Exercise
                                  Underlying        to Employees      or Base    Expiration       Grant Date
Name                           Options Granted        In 1999          Price       Date(1)     Present Value(2)
----------------------------  -----------------  -----------------  ----------  ------------  -----------------
Betsy Z. Cohen .............       50,000        38.5%              $ 10.75       11/9/09         $ 168,500
Jay J. Eisner(3) ...........       40,000        30.7%               10.75        11/9/09           134,800
Jay R. Cohen ...............       20,000        15.4%               10.75        11/9/09            67,400
Ellen J. DiStefano .........       20,000        15.4%               10.75        11/9/09            67,400

------------
(1) All options are 50% exercisable on the first anniversary of the date of grant, with an additional 50% becoming exercisable on the following anniversary date. The options all terminate upon the earlier to occur of ten years from the date of grant or termination of employment, except termination due to death, permanent disability or retirement.

(2) Grant date present value has been calculated using the Black-Scholes option pricing model.

(3) Jay J. Eisner resigned on April 7, 2000.

     There were no option exercises by Trustees or executive officers during fiscal 1999. The following table sets forth the number of unexercised options, and the value thereof on December 31, 1999, held by the executive officers listed in the Summary Compensation Table.

                Aggregated Option Exercises In Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                                                       Value of
                                                                     Number of       Unexcercised
                                                                    Unexercised      In-the-Money
                                                                    Options at        Options at
                                   Shares                           FY-End (#)        FY-End ($)
                                 Acquired on         Value         Exercisable/      Exercisable/
Name                            Exercise (#)     Realized ($)      Unexercisable     Unexercisable
----------------------------   --------------   --------------   ----------------   --------------
Betsy Z. Cohen .............         0                0          65,382/246,149     16,551/52,777
Jay J. Eisner(2) ...........         0                0          21,794/105,381      5,517/19,050
Jay R. Cohen ...............         0                0           14,529/63,588      3,678/12,284
Ellen J. DiStefano .........         0                0           10,171/50,511       2,575/8,974

------------
(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at December 31, 1999 ($10.8125 per share).

(2) Jay J. Eisner resigned on April 7, 2000.

Employment Agreements

     The Company has an employment agreement with Betsy Z. Cohen, its Chairman, Chief Executive Officer, President and Chief Operating Officer. The agreement with Mrs. Cohen provides that she will devote only such time to the Company as is reasonably required to fulfill her duties. Under the agreement, Mrs. Cohen receives base compensation of $250,000 per year (increased to $300,000 effective October 1, 1998) which may be increased by the Compensation Committee based upon its evaluation of Mrs. Cohen's performance. Mrs. Cohen is also eligible for bonuses as determined by the Compensation Committee. The agreement has a term of one year that is automatically extended so that, on any day that the agreement is in effect, it will have a then current term of one year. The automatic extensions cease upon notice by the Company of its election to terminate the agreement at the end of the one-year period then in effect or upon 90 days notice by Mrs. Cohen after the initial one year term. The agreement terminates upon Mrs. Cohen's death and may be terminated by the Company for cause (material and willful misconduct, conduct that would result in material injury to the reputation of the Company or continued deliberate negligent performance or non-performance of duties) or disability of Mrs. Cohen for more than an aggregate of 180 days during any 365-day period. The agreement may be terminated by Mrs. Cohen upon 45 days notice for "good reason" (generally, relocation of the Company out of the Philadelphia area, a change in control of the Company, a substantial change in Mrs. Cohen's duties, the Company's failure to continue coverage under benefit plans or a material breach of the agreement by the Company), subject to a 30-day cure period. In the event of a termination other than for cause, Mrs. Cohen (or her estate) will receive a lump sum benefit equal to her "average compensation." As used in the agreement, "average compensation" means the average of Mrs. Cohen's compensation (including the annualized current year's compensation) in the three most highly compensated years during the previous five years, except that if she has been employed for less than three years, it means the highest annual compensation received during the period. In addition, upon termination, all options to acquire Common Shares held by Mrs. Cohen vest on the later of the effective date of termination or six months after the options were granted.

     Mr. Eisner, who resigned April 7, 200, was employed under an agreement providing for base compensation of $150,000 and, except for the requirement that Mr. Eisner devote his full business time to the Company, was substantially similar to that of Mrs. Cohen.

Certain Relationships and Related Party Transactions

     In the ordinary course of its business operations, the Company has ongoing relationships with several related entities, primarily Resource America and Brandywine Construction & Management Inc. ("Brandywine"). Resource America, which was the sponsor of the Company, currently owns 13.4% of the outstanding Common Shares. Resource America has the right to nominate one person for election to the Board of Trustees until such time as its ownership of outstanding Common Shares is less than 5%. Currently, Jonathan Z. Cohen is serving as Resource America's nominee. Mr. Cohen is an officer of Resource America and the son of Betsy Z. Cohen, the Chairman and Chief Executive Officer of the Company. Edward E. Cohen, who is the Chairman and Chief Executive Officer, a director and principal shareholder of Resource America, is the husband of Betsy Z. Cohen and the father of Jonathan Z. Cohen.

     During 1999 the Company engaged in the following transactions with Resource America:

     The Company and Resource America jointly acquired a loan at a purchase price of $14.6 million, $10.0 million (balance of $10.0 million at December 31, 1999) of which was contributed by the Company. The Company's interest is subordinate to the $58.6 million (at December 31, 1999) interest of an unaffiliated party, but senior to Resource America's interest.

     The Company repurchased a $4.0 million junior lien interest from Resource America for $4,135,000. This loan was converted to a property interest as of December 31, 1999.

     The Company sold a first mortgage to Resource America for $2.5 million and recognized a gain on the sale of $131,000.

     Brandywine, an affiliate of Resource America, provides real estate management services to two properties owned by the Company and twelve properties underlying the Company's loans at December 31, 1999. Management fees in the amount of $ 422,000 were paid to Brandywine for the year ended December 31, 1999 relating to the properties owned by the Company.

     The Company places its temporary excess cash in short-term money market instruments with Hudson United Bancorp, as successor in interest to JeffBanks, Inc. Until July 17, 2000, Mrs. Cohen was a director of Hudson United Bancorp and the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp's banking subsidiary). As of December 31, 1999 the Company had $10.4 million ($5.0 million at December 31, 1998) in deposits at Hudson United Bancorp, of which approximately $10.3 million ($4.9 million at December 31, 1998) was over the FDIC insurance limit.

     In 1999, the Company originated a non-recourse loan in the amount of $950,000 to Daniel G. Cohen, the son of Mrs. Cohen, who is also the President and Chief Operating Officer of Resource America, in connection with his acquisition, through a partnership, of two residential properties located in Philadelphia, Pennsylvania. The loan yields 15.0% per year and is secured by a pledge of all of the partnership interests in the partnership.

Performance Graph

     The following graph compares the change in the cumulative total return on the Common Shares of the Company for the year ended December 31, 1999, with the performance of the S&P 500 Index and the National Association of Real Estate Investment Trusts (NAREIT) Mortgage REIT Index. The Company's shares are traded on the American Stock Exchange under the symbol "RAS."


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    AMONG RESOURCE ASSET INVESTMENT TRUST,
           THE S&P 500 INDEX AND THE NAREIT MORTGAGE REIT INDEX*


                               [GRAPHIC OMITTED]

* Assumes $100 was invested on January 1, 1999 in the Company's Common Shares or in the indicated index and that cash dividends were reinvested as received.


Compensation Committee Report on Executive Compensation

     The Company's compensation policies are established to compensate and reward executives for their contribution to the success of the Company and to provide appropriate compensation packages to attract, motivate and retain talented executives.

     The executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success and goals and, as such, is structured with three components: base salary, annual bonuses and long-term incentives.

Base Salary

     Base salaries for executive officers are determined in part relative to pay practices in other real estate asset management businesses and REIT's, as well as by the Committee's assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Bonus Plan

     Executives are eligible to receive annual bonuses, which are generally based on the overall Company performance during the preceding year and the individual's specific contribution to that performance. The Company does not have a defined bonus pool and allocation of the amount available for annual bonus payments is at the discretion of the Committee. No formula performance measures have been established for determining the amount of bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations. During 1999, the Committee awarded $260,000 in bonuses.


Long-Term Incentives


     General. Long-term incentives are designed to focus executives on the long-term goals and performance of the Company and to provide a reward directly tied to shareholder return; the performance of the Common Shares. The particular plans are intended to encourage the participants to strive to achieve the long-term success of the Company and to remain with the Company in order to fully benefit from the plans.

     Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of the Common Shares, have a ten-year life and vest over a period of two to four years. Allocation of available options is at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive. Stock options are also issued periodically to trustees. These options may have similar terms as those issued to officers or may vest immediately.

     Savings Plan. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of Common Shares. During fiscal 1999, the Company matched employee contributions 25% in Common Shares. While participation in this plan is at the discretion of the qualified employee, the intent was, and remains, to reward all employees, including executives, based on the long-term success of the Company as measured by the return to shareholders.


Chief Executive Officer Compensation

     In evaluating the performance and setting the total compensation package for Betsy Z. Cohen, the Committee met without Mrs. Cohen being present. The Committee noted that Mrs. Cohen is employed pursuant to the agreement described in "Employment Agreements" contained elsewhere in the proxy statement of which this report is a part. Such agreement provides for a base salary of $250,000, which was increased to $300,000 effective October 1, 1998. In 1999, the Committee determined to not increase Mrs. Cohen's base salary but to award Mrs. Cohen a bonus of $100,000. In making such determination, the Committee viewed the Company's upward trend in dividends and funds from operations ("FFO"), as well as the successful negotiation of a senior secured line of credit in the amount of $20 million, as significantly adding to shareholder value. The Committee believes that the efforts of Mrs. Cohen were a principal reason that the dividends and FFO have increased and that the Company was able to obtain an additional source of financing.

     This report has been provided by the Compensation Committee of the Board of Trustees of Resource Asset Investment Trust. Mrs. Cohen did not participate in the preparation of the paragraph of this Compensation Committee Report entitled "Chief Executive Officer Compensation."


                Betsy Z. Cohen                      Daniel Promislo
                Edward S. Brown                     Joel R. Mesznik


                      PROPOSAL 2. APPROVAL OF NAME CHANGE

     The Board of Trustees has unanimously approved and recommends that the shareholders consider and approve an amendment to the Company's Declaration of Trust to change the Company's name from Resource Asset Investment Trust to RAIT Investment Trust. The Board of Trustees believes that borrowers and others in the marketplace generally refer to the Company by its current acronym "RAIT" and notes that the Company's operating partnership, which conducts the business of the Company, is called RAIT Partnership, L.P. The Company wishes to conform its legal name to its commonly used name and to that of its operating partnership.


                    PROPOSAL 3. RATIFICATION OF ACCOUNTANTS

     The Board of Trustees recommends that the shareholders ratify the selection of Grant Thornton LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2000. Grant Thornton LLP will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Trustees does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

     Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.


                     ANNUAL REPORT AND REPORT ON FORM 10-K

     The Company's 1999 Annual Report to Shareholders, including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 1999, will be sent to shareholders of record as of August 15, 2000 with this proxy statement. Shareholders of record as of August 15, 2000, and beneficial owners of the Common Shares on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Common Shares on August 15, 2000.

                             SHAREHOLDER PROPOSALS

     Under rules promulgated by the Securities and Exchange Commission, holders of Common Shares who desire to submit proposals for inclusion in the proxy statement of the Company to be utilized in connection with the 2001 annual meeting of shareholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of the Company no later than April 27, 2001. In addition, the proxy for the 2001 annual meeting of shareholders may confer discretionary authority to vote on any matters brought before that meeting where the Company has not received notice of the matter on or before April 27, 2001.


                                       By order of the Board of Trustees
                                       Jonathan Z. Cohen
                                       August 25, 2000

                        RESOURCE ASSET INVESTMENT TRUST

                                      PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                 OF TRUSTEES OF RESOURCE ASSET INVESTMENT TRUST


     The undersigned hereby appoints Betsy Z. Cohen and Ellen J. DiStefano, and each of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or any of them, to vote all of the shares of Common Shares of Beneficial Interest of Resource Asset Investment Trust held of record by the undersigned on August 15, 2000 at the Annual Meeting of Shareholders of Resource Asset Investment Trust, to be held Wednesday, September 13, 2000 and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof.

                 (continued and to be signed on reverse side)

                  I plan to attend the meeting

                  Yes / / No / /

1. ELECTION OF TRUSTEES

 The nominees for election are Betsy Z. Cohen, Jonathan Z. Cohen, Edward S. Brown, Joel R. Mesznik, Daniel Promislo and S. Peter Albert.

 / / FOR all the nominees  / / Withhold Authority      To withhold
     listed above              to vote for all         authority to vote
     (except as marked         nominees listed above   for any individual
     to the contrary                                   nominee, write that
     at the right)                                     nominee's name in
                                                       the space provided below.

                                                       ------------------------

                                                       ------------------------


2. PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2000 FISCAL YEAR

              / / FOR Approval  / / AGAINST Approval  / / ABSTAIN

3. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S DECLARATION OF TRUST CHANGING THE COMPANY'S NAME FROM RESOURCE ASSET INVESTMENT TRUST TO RAIT INVESTMENT TRUST.

              / / FOR Approval  / / AGAINST Approval  / / ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed and FOR ratification of Grant Thornton LLP as independent public auditors for the Company for fiscal 2000.


                                                   ------------------------
                                                   Signature of Shareholder



                                                   -------------------------
                                                   Signature if held jointly


                                                   Dated:_____________, 2000

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

NOTE: Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                       16